Exhibit 99.1

Contacts:

Company: Rick Ono Telanetix, Inc (858)362-2250 rick@telanetix.com	Investor Relations: Moriah Shilton Lippert/Heilshorn & Associates (415) 433-3777 mshilton@lhai.com	Media: Todd Barrish Dukas PR (212) 704-7385 todd@dukaspr.com

TELANETIX EXECUTES DEFINITIVE AGREEMENT TO ACQUIRE ACCESSLINE COMMUNICATIONS

- POSITIONED TO EXPAND INTEGRATED IP PLATFORM FOR VOICE, DATA AND VIDEO -

- SCHEDULES CONFERENCE CALL FOR SEPTEMBER 5, 2007 -

San Diego, CA. September 4, 2007 — Telanetix, Inc. (OTCBB:TNXI), a leading developer of telepresence solutions, announced today that it has executed a definitive agreement to acquire AccessLine Communications, an award winning provider of hosted VoIP services to the small-and-medium business (SMB) marketplace, for up to $34.9 million in cash and stock. The transaction will provide Telanetix with the ability to offer telepresence products and services to the over 100,000 AccessLine Communications users. The company also announced today that it has raised $20.0 million in debt and equity financing to provide additional working capital and to fund the acquisition.

“We view this strategic acquisition as a pivotal event and a strong catalyst for our future growth,” stated Tom Szabo, Telanetix Chairman and CEO. “Because Telanetix has been successful in providing affordably priced, yet fully featured telepresence solutions, naturally we project much of our growth in the SMB market where Telanetix has a competitive advantage. This combination enables Telanetix to grow its installed base of telepresence products throughout the AccessLine installed base of business clients already on an IP platform.”

AccessLine is a privately held company providing hosted VoIP services for the business market nationwide. Gross revenues for the fiscal year ended December 31, 2006 and the six-month period ended June 30, 2007 were $24.3 million and $12.5 million, respectively. AccessLine anticipates monthly revenues through the end of the year will be approximately $2 million per month. Telanetix anticipates the transaction will be fundamentally accretive.

“Telanetix’s growth strategy of leveraging existing IP platforms aligns closely with that of AccessLine,” stated Doug Johnson, AccessLine President and CEO. “Providing voice, data and video simultaneously over ubiquitous IP networks will enable the combined company to take new steps towards offering a unified set of communications solutions.”

The acquisition is structured as a triangular merger, resulting in AccessLine becoming a wholly owned subsidiary of Telanetix. The aggregate purchase price under the agreement is $34.9 million, consisting of the following:

•	$11.7 million in cash to AccessLine creditors, banking fees and a management incentive pool;

•	$14.2 million in the form of approximately 3.9 million shares of Telanetix common stock to certain AccessLine stockholders and creditors; and

•	Up to an additional $9.0 million in the form of 2.5 million shares of Telanetix common stock is expected to be paid upon the achievement of certain future financial objectives.

Completion of the merger is subject to certain closing conditions. The closing is expected to take place by September 30, 2007.

Financing

In connection with the transaction, Telanetix raised a total of $20.0 million of gross proceeds from a private placement of $13.0 million of equity and the placement of $7.0 million of convertible debentures. The proceeds of the financing will be used for working capital and to fund the acquisition.

Series A convertible preferred stock was issued at a purchase price of $1,000 per share, along with warrants to purchase approximately 1.8 million shares of its common stock. Holders of the Series A convertible preferred stock are entitled to semi-annual dividend payments, in cash or stock, in an amount equal to 5.7 percent for the first three years and 18 percent commencing on the third anniversary issuance. The Series A convertible preferred stock is convertible at the option of the holder into shares of Telanetix’s common stock at a conversion price of $2.81 per share, and Telanetix has the right, subject to certain conditions and limitations, to force conversion if the price of its common stock exceeds 250 percent of the conversion price for ten consecutive trading days. The warrants have a five year life allowing the holder to purchase common stock at an exercise price of $4.20 per share. The equity financing resulted in net proceeds of $12.3 million, after deducting fees and expenses.

In addition, the company placed $8.0 million of original issue discount 6.0% senior secured convertible debentures due June 30, 2009, along with warrants to purchase approximately 826 thousand shares of common stock. Interest is payable on the face amount of the debentures on October 1, December 1, April 1 and July 1, commencing on October 1, 2007. Principal payments equal to 1/18th of the face amount of the debentures are due monthly beginning on December 1, 2007. The debentures are convertible at the option of the holder into shares of Telanetix’s common stock at a conversion price of $3.68. The warrants are five year warrants to purchase common stock at an exercise price of $4.20 per share. The debt financing resulted in net proceeds of $6.6 million, after deducting fees and expenses.

Conference Call

Management will conduct a conference call at 8:30am ET on Wednesday, September 5, 2007 to discuss the AccessLine transaction and the equity and debt financings. To access the call in the United States, dial 888-300-4987. To access the call internationally, dial 706-679-2025. The call will also be broadcast live over the Internet and will be available for replay for 90 days at www.telanetix.com. A telephone replay will be available two hours after the call through September 7, 2007 by dialing 800-642-1687 and entering the passcode 15533706.

About Telanetix, Inc.

Telanetix, Inc. has developed a unique technology which creates a fully immersive and interactive environment that integrates audio, video, and data from multiple locations into a single environment regardless of geographic boundaries. The company’s Digital PresenceTM Technology delivers full size, face-to-face images of real-time video, audio, and data in high quality resolution at 30 frames per second which is so profoundly real that users feel as if they are all present in the same room. Using Telanetix developed Codecs and advanced MPEG-4 compression on a Linux platform, the Company has effectively replaced the central videoconferencing bridge of legacy systems with high quality decentralized IP multicasting which provides speed and resolution which is significantly greater than those found in most existing technologies. Additional information is available at the Telanetix corporate website at www.telanetix.com.

About AccessLine Communications

AccessLine Communications provides hosted VoIP services for the business market nationwide. The company’s turnkey business phone service is easy to implement, cost effective, and delivers a complete range of powerful features. With a customer base of more than 100,000 business users, AccessLine provides unprecedented application quality, functionality and customer support. AccessLine recently won the “Product of the Year” award from Internet Telephony Magazine, the “Pulver100” Award for top VoIP growth companies and the “Red Herring 100” award for the best 100 private companies in America. AccessLine partners with both agents and resellers to rapidly enter the voice market. For more information, please visit www.accessline.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

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